Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between Journal Communications, Inc., a Wisconsin corporation (the “Company”), and Steven J. Smith (the “Executive”) is hereby made as of the 8th day of February, 2005.

W I T N E S S E T H   T H A T

WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company and its affiliates, in the capacities and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, commencing on the date of this Agreement. The term of this Agreement will automatically renew on a day-by-day basis such that it always has a three-year term. Either party hereto may give written notice of its or his intent to terminate the “rolling” nature of this Agreement, in which case the term shall end as of the date immediately preceding the third anniversary of the delivery of such notice. The term during which the Executive is employed by the Company hereunder is hereafter referred to as the “Employment Period.”

2. Position and Duties.

(a) During the Employment Period, the Executive shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company, in each case with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”).

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time, attention and effort to the business and affairs of the Company and its affiliates and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and its affiliates in accordance with this Agreement.

3. Compensation.

(a) Base Salary. The Executive’s compensation during the Employment Period shall be determined by the Board upon the recommendation of the Compensation Committee (or other appropriate committee) of the Board, subject to this Section 3. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of not less than his aggregate annual base salary from the Company and its affiliates as in effect immediately before the date of this Agreement. The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased.

(b) Incentive Compensation. During the Employment Period, the Executive shall continue to participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) offered by the Company and its present or future affiliates which shall provide him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation (the “Incentive Compensation”). The annual and long-term incentive target opportunities for the Executive will be equal to or higher than the targets set for other senior executives of the Company.

(c) Other Benefits. In addition, and without limiting the generality of the foregoing, during the Employment Period and thereafter as applicable: (i) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company and its affiliates to the same extent as other senior executives of the Company, and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for all applicable welfare benefit plans, practices, policies and programs provided by the Company and its affiliates, other than severance plans, practices, policies and programs but including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, to the same extent as other senior executives of the Company.

(d) Perquisites. During the Employment Period, the Executive shall be entitled to receive such perquisites as the Company may establish from time to time which are commensurate with his position and at least comparable to those received by other senior executives at the Company.

(e) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable and documented expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement and for a period of one (1) year following any termination, reasonable office and administrative support.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period. “Disability” means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected or approved by the Company has determined that it is either not possible to determine when such inability to perform will cease or that it appears probable that such inability will be permanent during the remainder of the Executive’s life. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b) By the Company.

(i) The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. “Cause” means:

A. the willful and continued failure of the Executive substantially to perform the Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

B. illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(ii) A termination of the Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The “Special Board Meeting for Cause” means a meeting of the Board called and held specifically for the purpose of considering the Executive’s termination for Cause, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by a majority vote of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

(iii) A termination of the Executive’s employment without Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination without Cause”) of its intention to terminate the Executive’s employment without Cause, stating the date, time and place of the Special Board Meeting without Cause. The “Special Board Meeting without Cause” means a meeting of the Board called and held specifically for the purpose of considering the Executive’s termination without Cause, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination without Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting without Cause. The Executive’s termination without Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting without Cause by a majority vote of the entire membership of the Board, excluding employee directors, stating that the Executive is terminated without Cause.

(c) Good Reason.

(i) The Executive may terminate employment for Good Reason or without Good Reason. “Good Reason” means:

A. the assignment to the Executive of any duties inconsistent in any respect with paragraph (a) of Section 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive’s position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

B. any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

C. any failure by the Company to comply with paragraph (c) of Section 9 of this Agreement; or

D. delivery by the Company of written notice of nonrenewal under Section 1.

E. any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

(ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within six months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

(iii) A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

(d) Date of Termination. The “Date of Termination” means the last day of the Employment Period, the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the later of the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be, or such later date as is acceptable to the Board.

5. Obligations of the Company upon Termination.

(a) By the Company other than for Cause or Disability; by the Executive for Good Reason. If, during the Employment Period, (i) the Company terminates the Executive’s employment, other than for Cause or Disability or (ii) the Executive terminates employment for Good Reason, the Company shall continue to provide the Executive with the compensation and benefits set forth in paragraphs (a), (b) and (c) of Section 3 as if he had remained employed by the Company pursuant to this Agreement for the remainder of the Employment Period (for this purpose, such period the “Severance Period”). For this purpose, the Incentive Compensation for the Severance Period shall be equal to the average Incentive Compensation that the Executive earned for the two calendar years immediately preceding the Date of Termination. Provided, however, that in the event this Agreement has been terminated by the Executive under Section 4, paragraph (c)(i)(D) on or after April 30, 2012, compensation shall be limited to 50% of the amount otherwise payable under paragraphs 3(a), 3(b) and 3(c)(ii) (other than salary continuance). In lieu of stock options, restricted stock and other stock-based awards, the Executive shall be paid cash equal to the fair market value (without regard to any restrictions) of the stock options, restricted stock and other stock-based awards that would otherwise have been granted. To the extent any benefits described in paragraph (c) of Section 3 cannot be provided pursuant to the plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family. During any period when the Executive is eligible to receive health and similar benefits under another employer-provided plan, the benefits provided by the Company under this paragraph (a) of Section 5 may be made secondary to those provided under such other plan. In addition to the foregoing, any restricted stock outstanding on the Date of Termination shall be fully vested as of the Date of Termination, all options outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termination of the Executive’s employment, and any performance shares or units shall be governed by the terms and conditions of the Company’s long-term incentive plan under which they were awarded. The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive’s employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive’s employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall pay to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative), any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Executive shall be entitled to any potion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid and to such other, nonduplicative benefits as may be provided by the Company’s current disability program.

(d) By the Company for Cause; By the Executive Other than for Good Reason; End of the Employment Period. If the Executive’s employment is terminated at the end of the Employment Period or by the Company for Cause during the Employment Period or if the Executive voluntarily terminates employment during the Employment Period other than for Good Reason, the Company shall pay to the Executive any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates relating to subject matter other than that specifically addressed herein. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the Incentive Compensation program, the Executive’s deferred compensation plan(s), or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliates on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7. Full Settlement. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

8. Non-Compete and Other Restrictions.

(a) For purposes of this Section 8, the following definitions apply:

(i) “Company” means the Company and/or one or more of its affiliates.

(ii) “Confidential Information” means information of the Company that meets one or more of the following three conditions: (i) it has not been made available generally to the public or to the trade or industry by the Company or by another with the Company’s consent; (ii) it is related to, and useful or valuable in, the current or anticipated business of the Company and its value could be diminished by unauthorized disclosure or use; or (iii) it either has been identified as confidential to Executive by the Company (orally or in writing) or it has been maintained as confidential from outside parties or is recognized as intended for internal disclosure only. Confidential Information includes but is not limited to strategic and other business plans and budgets, non-public financial data and forecasts, know-how, research and development programs, personnel information (including information about the identity, responsibilities, competence, compensation and satisfaction of the Company’s employees), information about planned or pending acquisitions or divestitures, sales methods, customer lists, customer usages and requirements, customer purchase histories, marketing programs, computer programs and other confidential technical or business information or data.

(iii) “Trade Secret” means information of the Company, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(b) During employment with the Company, Executive shall preserve and protect Confidential Information from unauthorized use or disclosure, and for a period of two (2) years after termination of such employment, Executive shall not use or disclose any Confidential Information in connection with or to benefit any person, company or other enterprise (including Executive) which is engaged in or is planning to become engaged in direct competition with the Company in any state of the United States of America where, at the time this Agreement is to be enforced, the Company is engaged, or has demonstrable plans to engage that were known to Executive during employment, in substantial business activities.

(c) During employment with the Company, Executive shall preserve and protect Trade Secrets from unauthorized use or disclosure, and after termination of such employment, Executive shall not use or disclose any Trade Secret indefinitely, or for so long as that Trade Secret remains a Trade Secret under applicable law.

(d) Executive agrees that, at all times during the term of employment hereunder, and for a period ending two (2) years following the Date of Termination for any reason, Executive will not, in any capacity whatsoever, directly or indirectly, participate in or assist in, the organization, planning, preparation, ownership, financing, management, operation or control, nor have any beneficial interest in more than 5% of the equity, of any corporation, partnership, association or other person or entity (“Competitive Business”) which directly competes or is planning to directly compete with the Company with respect to the operations of the Company that were within Executive’s management responsibility, including the responsibility of personnel reporting to Executive, at any time within two (2) years prior to Executive’s termination, if:

(i) said Competitive Business would utilize Executive’s services for the benefit of any broadcast, cable, print or other communications media operations serving any Metropolitan Statistical Area, as that term is defined by the United States Government, where during the two (2) years preceding Executive’s termination and at the time this Agreement is to be enforced, Employer is engaged, or has demonstrable plans to engage that were known to Executive during employment, in broadcast, cable, print or other communications media operations; and

(ii) Confidential Information acquired by Executive during the two (2) years preceding Executive’s termination, including such responsibilities as may be assigned to Executive after the date of this Agreement, would reasonably be expected to be useful to the performance of Executive’s duties in such employment.

(e) Executive acknowledges that a duty of loyalty to the Company and a duty to protect the Company’s confidential information are imposed upon Executive by law, including section 134.90 of the Wisconsin Statutes.

(f) For a period of two (2) years following the Date of Termination, Executive agrees not to solicit or induce, or to assist anyone else in soliciting or inducing, directly or indirectly, any employee of the Company who was supervised by Executive, or about whom Executive obtained any Confidential Information, during the last two (2) years of Executive’s employment by the Company, to terminate their employment with the Company or to accept employment with a Competing Business.

(g) Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, Executive consents to be bound by any such duty owed by the Company to any third party.

(h) At the Date of Termination, Executive shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to the business activities, facilities or customers of the Company, including any records, documents or property created by Executive in said capacity. Executive agrees to attend an exit interview upon termination of employment to ensure that the terms of this Agreement are complied with.

(i) For the period of two (2) years immediately following the Date of Termination, Executive will inform each new employer, prior to accepting employment, of the existence of this Section 8 and provide that employer with a copy of it. In addition, Executive hereby authorizes the Company to forward a copy of this Section 8 to any actual or prospective new employer.

9. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

10. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Steven J. Smith

Journal Communications, Inc.

333 West State Street

Milwaukee, WI 53203

If to the Company:

Journal Communications, Inc.

333 West State Street

Milwaukee, WI 53203

Attention: Chief Financial Officer

With a copy to:

Benjamin F. Garmer, III

c/o Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202-5367

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 10. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) Notwithstanding any other provisions of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement (including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

(g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

11. Arbitration.

(a) The Company and the Executive agree that any dispute in connection with this Agreement shall be settled by binding arbitration conducted pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). Notwithstanding the foregoing, (i) the Company and the Executive shall be responsible for their own attorney’s fees and costs incurred in the matter unless the arbitrator awards the Executive reasonable attorney fees and costs as part of the arbitration award; (ii) the arbitration shall be determined by a single arbitrator, not a panel; (iii) both the Company and the Executive shall be permitted to seek summary disposition prior to hearing; and (iv) the decision rendered by the arbitrator shall be in writing and set forth findings of fact and conclusions of law.

(b) The Executive agrees that his agreement to submit legal disputes through binding arbitration, includes any claim for any liability or obligation in any way related to this Agreement, for any expense, damage, or losses he might claim based on, among other things, the following: (i) any discipline, demotion, denied promotion, or discharge; (ii) any Company policy, practice, contract or agreement; (iii) any tort or personal injury; (iv) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; (v) any laws governing employment discrimination including, but not limited to, Sections 1981, 1983 and Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, any state laws or statutes (including, but not limited to, the Wisconsin Fair Employment Act), and any ordinance or local authority; (vi) any laws or agreements that provide for punitive, exemplary or statutory damages; and (vii) any laws or agreements that provide for payment of attorney fees, costs or expenses.

(c) The Company agrees that it too shall submit all legal disputes that it may have against the Executive in any way related to this Agreement for exclusive resolution through binding arbitration, and that the resolution of the Executive’s legal dispute(s) through arbitration shall be binding upon it.

(d) The Company and the Executive acknowledge and agree that this Agreement does not apply to the following: (i) claims under any state worker’s compensation law; (ii) claims under any state unemployment compensation law; (iii) claims for injunctive relief that may otherwise be available at law for the violation of any state trade secrets act or unfair competition law; or (iv) any claim that by law may not be required to be resolved by binding arbitration.

(e) The Company and the Executive acknowledge and agree that damages awarded, if any, in any arbitration shall be limited to those damages that are otherwise available at law.

(f) The Company and Executive acknowledge and agree that by signing this Agreement, they release and waive any right either may have to resolve their legal disputes (including employment disputes and claims of discrimination or unlawful discharge) by filing a lawsuit in court, and to have the potential opportunity of having their claim heard by a jury, and agree instead that the disputes will be resolved exclusively through binding arbitration. The Company and the Executive acknowledge that although the Executive agrees to resolve the Executive’s legal dispute(s) exclusively through binding arbitration, nothing in this Agreement shall be interpreted as prohibiting the Executive from filing a charge of discrimination with an appropriate administrative agency or participating in the investigation or prosecution of such a charge by an appropriate administrative agency; however, this Agreement does prohibit the Executive from seeking and recovering an award on his own behalf through any administrative process.

12. Effectiveness of Agreement. This Agreement is effective when executed by the Company and the Executive in the signature spaces provided below.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Steven J. Smith
Steven J. Smith

JOURNAL COMMUNICATIONS, INC.

By	/s/ Douglas G. Kiel
Name:	Douglas G. Kiel
Title:	President